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                                                                    EXHIBIT 11.1

                          DIGITAL VIDEO SYSTEMS, INC.

             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS

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
                                                                                                    Six Month Periods
                                                             Years Ended December 31,                 Ended June 30,
                                                             ------------------------           ------------------------
                                                                1994         1995                 1995           1996
                                                             -----------   -----------          -----------    -----------
Net loss.................................................    ($1,653,661)  ($4,483,311)         ($1,287,931)   ($4,162,665)
                                                             ===========   ===========          ===========    ===========

  Weighted average common shares outstanding.............      2,203,380     2,220,129            2,235,735      4,455,293

  Common equivalent shares from preferred stock
   issued during the twelve month period prior to
   the Company's proposed initial public offering(1).....        688,297       688,297              688,297        688,297

  Common equivalent shares from warrants
   issued during the twelve month period prior to
   the Company's proposed initial public offering(1).....        700,000       700,000              700,000        700,000

  Common equivalent shares from stock options
   issued during the twelve month period prior to
   the Company's proposed initial public offering........        451,145       451,145              451,140        451,140

  Common equivalent shares from common stock
   issued during the twelve month period prior
   to the Company's proposed initial public offering(1)..        152,326       152,326              152,326        152,326
                                                             -----------   -----------          -----------    -----------

Shares used in computing net loss per share..............      4,195,148     4,211,897            4,227,498      6,447,056
                                                              ==========    ==========

Net loss per share.......................................          ($.39)       ($1.06)               ($.30)         ($.65)
                                                              ==========    ==========           ==========     ==========
Convertible preferred stock issued more than twelve
 months prior to the proposed initial public offering(1).                    1,125,791            4,227,498      4,227,498
                                                                            ----------           ----------     ----------
Pro forma weighted average shares outstanding............                    5,337,688            5,353,289      6,447,056
                                                                            ==========           ==========     ==========
Pro forma net loss per share.............................                        ($.84)               ($.24)         ($.65)
                                                                            ==========           ==========     ==========
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(1)  Excludes shares to be placed in escrow according to the "Escrow Agreement."